EXHIBIT 10.2
[Pacific Sunwear of California, Inc. Letterhead]
September 28, 2007
Mr. Thomas Kennedy
[Address]
[City, State, Zip]

Re:	Amendment of Employment Agreement
Dear Tom:
Reference is made to that certain Employment Agreement between you and Pacific Sunwear of California, Inc., dated as of April 1, 2005 (the “Agreement”). The purpose of this letter agreement is to amend the Agreement as follows:
The heading of Section 7 of the Agreement is hereby amended and restated, effective immediately, to read “TERMINATION BY THE EXECUTIVE.” A new paragraph is hereby added to the end of Section 7 of the Agreement, effective immediately, to read in its entirety as follows:
“Executive may terminate his employment hereunder at any time (without Good Reason) by providing the Company with at least thirty (30) days advance notice of such termination. For avoidance of doubt, Executive shall not be entitled to any payments or benefits set forth in Section 6(b) hereof in the event that he terminates his employment with the Company other than for Good Reason.”
This letter agreement does not modify any other terms of the Agreement except as expressly set forth above. If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me.

Sincerely,

/s/ SALLY FRAME KASAKS

Sally Frame Kasaks
Chief Executive Officer

Acknowledged and Agreed:

By:	/s/ THOMAS KENNEDY
Thomas Kennedy